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

                                  NSAR ITEM 77O

               VK Trust for Investment Grade New Jersey Municipal
                               10f-3 Transactions


  UNDERWRITING #       UNDERWRITING          PURCHASED FROM         AMOUNT OF SHARES      % OF UNDERWRITING      DATE OF PURCHASE
                                                                       PURCHASED


         1         Guan Power Authority       Paine Webber              1,250,000              0.36                  05/11/99

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